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                                                                   EXHIBIT 23.5

  We hereby consent to the inclusion of our opinion, dated April 22, 1998, in the proxy statement/prospectus of Evans & Sutherland Computer Corporation, which is a part of the Registration Statement on Form S-4 to be filed by Evans & Sutherland Computer Corporation with the Securities and Exchange Commission. In executing this consent, we do not admit or acknowledge that Cowen & Company is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Date: April 25, 1998


                                          Cowen & Company

                                                   /s/ Robert D. Valdez
                                          By: _________________________________
                                            Name:Robert D. Valdez
                                            Title:Managing Director